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                                                                   EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Lomak Petroleum, Inc. for the registration of 4,600,000 shares of common stock and Senior Subordinated Notes due 2007 and to the inclusion and incorporation by reference therein of our report dated March 8, 1994, with respect to the consolidated financial statements of Lomak Petroleum, Inc. for the year ended December 31, 1993 included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.



                                           ERNST & YOUNG LLP



Cleveland, Ohio
January 23, 1997